Item 77H – The Central Europe, Russia and Turkey Fund, Inc.

Change in Control of Registrant

Below are the reporting persons presumed to have controlled the Registrant because such reporting persons had owned with shared voting and dispositive powers more than 25% of the outstanding Common Stock (the sole class) of the Registrant based exclusively on the Schedule 13G/A, Amendment No. 7, filing made on February 14, 2014 for the date as of December 31, 2013:

As of December 31, 2013:

Registrant	Name of Reporting Persons	Ownership as % of Registrant/Class
The Central Europe, Russia and Turkey Fund, Inc.	City of London Investment Group PLC and City of London Investment Management Company Limited	25.8%

Based exclusively on the Schedule 13G/A, Amendment No. 8, filing made on October 9, 2014 for the date as of September 30, 2014, the same reporting persons owned with shared voting and dispositive powers less than 25% of the outstanding Common Stock (the sole class) of the Registrant:

As of September 30, 2014:

Registrant	Name of Reporting Persons	Ownership as % of Registrant/Class
The Central Europe, Russia and Turkey Fund, Inc.	City of London Investment Group PLC and City of London Investment Management Company Limited	20.4%